Exhibit 99.1

Potlatch Reports Second Quarter Results

SPOKANE, Wash.--(BUSINESS WIRE)--Potlatch Corporation (NYSE:PCH) today reported financial results for the second quarter ended June 30, 2008.

Q2 2008 FINANCIAL SUMMARY

--	Earnings from continuing operations for the quarter were $22.3 million, or $0.56 per diluted common share, compared to $35.5 million, or $0.91 per diluted common share for Q2 2007.
	--	Q2 2008 earnings from continuing operations included costs of $1.8 million associated with the company's evaluation of a potential tax-free spin-off transaction of the pulp-based businesses.
	--	Q2 2007 earnings included a one-time payment of $1.4 million ($0.9 million after-tax) for retroactive pay associated with the settlement of the union contracts for the company's pulp and paperboard and consumer products operations in Lewiston.

--	Net earnings for the quarter, including discontinued operations, were $21.5 million, or $0.54 per diluted common share, compared to $34.0 million, or $0.87 per diluted common share for Q2 2007.
	--	Q2 2008 net earnings included after-tax losses from discontinued operations of $0.8 million associated with the previously announced permanent closure of the company's Prescott, Arkansas, lumber mill. Of the after-tax charge, $0.6 million was related to severance benefits and other costs, and $0.2 million was related to net operating losses at the mill for the quarter.
	--	Q2 2007 results included after-tax losses from discontinued operations of $1.6 million associated with the sale of the company's hybrid poplar tree farm in Boardman, Oregon, as well as losses at the Prescott lumber mill. Of the after-tax charge, $1.4 million was related to net operating losses at the Boardman operation for the quarter and $0.2 million was related to net operating losses at the Prescott mill for the quarter.

--	Net cash provided by operating activities from continuing operations for Q2 2008, was $18.5 million compared with $28.6 million for the same period in 2007; the decrease was primarily the result of lower operating earnings.

“The Resource segment experienced later than normal spring breakup conditions in Idaho, resulting in lower harvest levels. Pricing in Idaho remained relatively firm, with cedar showing considerable strength. Harvest levels in Arkansas were higher than in Q1 2008, although they were below Q2 2007 when harvest conditions were ideal. Pricing in Arkansas declined from Q1 2008 but was within expectations. In the Lake States, pricing remained firm but deep snow made it challenging to harvest,” said Michael J. Covey, chairman, president and chief executive officer.

“The Real Estate segment had very strong results in the second quarter, which were the result of selling more than 5,100 acres at an average price of approximately $1,550 per acre, coupled with the closing of the second phase of a large sale of non-core lands in Minnesota.

“The Wood Products segment continued to experience weak market conditions, although lumber and panel pricing and mix did improve when compared to Q1 2008. Higher wood costs partially offset the improvements. We expect to experience continued weak market conditions for our wood products for the rest of 2008.

“The Pulp and Paperboard segment operating earnings continued to reflect strong market conditions throughout the quarter. Although pulp and paperboard pricing continues to remain strong, we experienced significant inflationary pressures on costs, such as fiber, energy, chemicals and fuel surcharges, adversely affecting earnings by over $22 million compared to Q2 2007. We expect these cost pressures to continue into the second half of the year.

“The Consumer Products segment operated well during the quarter. Higher revenues due to increases in pricing and volume, coupled with a favorable sales mix, were mostly offset by high costs for pulp, energy, petroleum-based packaging supplies and outgoing freight.

“In fact, sharply higher energy costs for the company, as a whole, negatively impacted 2008 year-to-date operating earnings by $12.0 million versus 2007. We expect higher energy costs to continue to have an adverse effect on earnings for the remainder of the year.

“On July 17, 2008, we announced that our Board has authorized management to move forward with the spin-off of our pulp-based manufacturing businesses. The new company, Clearwater Paper Corporation, will include our Pulp and Paperboard and Consumer Products segments, and our Lewiston lumber mill. As announced, Gordon L. Jones has agreed to serve as president and chief executive officer. Gordon has both broad and deep industry experience and we are excited that we were able to attract someone of Gordon’s capabilities. Further, we have met with the credit rating agencies, and our initial view is that we will capitalize Clearwater Paper Corporation with $175 million of senior unsecured notes at the time of the spin-off, which we expect to be completed during the fourth quarter of this year,” concluded Mr. Covey.

FIRST HALF 2008 FINANCIAL SUMMARY

--	Earnings from continuing operations for the first half of 2008 were $46.2 million, or $1.17 per diluted common share, compared to $41.3 million, or $1.05 per diluted common share for the first half of 2007.
	--	2008 first half earnings from continuing operations included a pre-tax charge of $2.7 million ($1.6 million after-tax) related to a settlement with the direct purchaser class in the OSB antitrust lawsuit and a $0.3 million ($0.2 million after-tax) settlement with the indirect purchasers class in the OSB antitrust lawsuit. The settlements still must be approved by the court. 2008 results also included $1.8 million of costs associated with the evaluation of the spin-off of our pulp-based businesses.
	--	2007 first half earnings included a $2.8 million ($2.3 million after-tax) restructuring charge for the Resource segment and a one-time payment of $1.4 million ($0.9 million after-tax) for retroactive pay associated with the settlement of the union contracts for the company's pulp and paperboard and consumer products operations in Lewiston.

--	Net earnings for the first half of 2008, including discontinued operations, were $31.7 million, or $0.80 per diluted common share, compared to $4.2 million, or $0.11 per diluted common share for the first half of 2007.
	--	2008 first half net earnings included after-tax losses from discontinued operations of $14.5 million associated with the previously announced permanent closure of the company's Prescott, Arkansas, lumber mill. Of the after-tax charge, $12.2 million was primarily related to asset impairment, severance and pension curtailment costs, and $2.3 million was related to net operating losses at the mill.
	--	2007 first half results included an after-tax loss on disposal of $33.0 million for the asset write-down and costs related to the sale of the company's hybrid poplar tree farm and after-tax net operating losses of $3.7 million for the tree farm and $0.5 million for the Prescott lumber mill.

--	Net cash provided by operating activities from continuing operations for the first half of 2008 was $48.7 million compared with $71.9 million for the same period in 2007; the decrease was primarily due to working capital changes.

Q2 2008 BUSINESS PERFORMANCE

Resource
--	Operating income for the segment was $12.2 million, compared to $19.9 million earned in Q2 2007.
--	Fee harvest levels in the northern and southern regions were down a total of 17 percent.
	--	Harvest levels in Idaho were down 22 percent due to later-than-normal spring breakup conditions, while the Arkansas fee harvest was down 13 percent due to a weaker sawlog market.
--	Average overall sales prices per ton across all markets and products declined almost 10 percent when compared to Q2 2007 but were within expectations.

Real Estate
--	Operating income for the segment was $11.3 million for Q2 2008, compared to $7.4 million for Q2 2007. The significant improvement was attributable to the continued development of our Real Estate business.
	--	Land sold in Idaho, Arkansas, Minnesota and Wisconsin totaled 5,100 acres at an overall average price of approximately $1,550 per acre.
	--	The second phase of the large land sale in Minnesota was completed during the quarter and consisted of approximately 19,400 acres at an average price of over $380 per acre. As mentioned last quarter, the tract of land was considered non-core due to the very low timber volume on the acreage and limited HBU potential. The first phase of this sale occurred in Q1 2008 with approximately 23,500 acres sold at an average price of $370 per acre.

Wood Products
--	The segment reported an operating loss of $0.2 million, compared to operating income of $6.6 million for Q2 2007.
	--	Lumber results were negatively impacted by the continued downturn in the housing market, resulting in lower net sales prices and shipments.

Pulp and Paperboard
--	Operating income for the segment was $6.2 million for Q2 2008 compared to $17.0 million for Q2 2007.
	--	Sales prices for both pulp and paperboard products continued to be strong, as paperboard prices increased 8 percent and pulp prices rose 3 percent when compared to the same period in 2007 and were above the average sales prices for the first quarter of this year.
	--	In comparing Q2 2008 to Q2 2007, fiber costs were $9.9 million higher, energy costs were $6.4 million higher, and chemical costs were $4.6 million higher.

Consumer Products
--	Operating income for the segment was $6.9 million for Q2 2008, compared to $4.1 million for the same period last year.
	--	Higher revenues of $15 million were the result of price increases announced early in Q2 2008 coupled with an improved sales mix and higher sales volume. These improvements were partially offset by higher costs for pulp, energy, packaging supplies and customer freight.

Dividend Distribution
During the second quarter, Potlatch paid a regular quarterly distribution on the company's common stock of $0.51 per share.

OUTLOOK

“Our Resource, Real Estate and Consumer Products businesses continue to operate well in this challenging economic environment, although we are seeing some signs of softness in both Resource and Real Estate. Although our Wood Products business did see some improvement in the second quarter, we expect continued weakness for the remainder of the year. Similarly, our Pulp and Paperboard business experienced considerable cost inflation during the quarter, although some of these cost pressures are beginning to moderate. Finally, we are making excellent progress on the spin-off of Clearwater Paper Corporation and expect to have this completed during the fourth quarter,” concluded Mr. Covey.

CONFERENCE CALL INFORMATION

A live Web cast and conference call will be held today, July 24, 2008, at 8 a.m. Pacific time (11 a.m. Eastern). Those interested may access the Web cast at www.potlatchcorp.com and conference call by dialing 866-393-8403 for U.S./Canada and 706-902-3785 for calls outside the U.S./Canada. Participants will be asked to provide pass code number 53302283. Supplemental materials that we will discuss during the call are available on our website. For those unable to participate in the live call, an archived recording will be available through the Potlatch Corporation website at www.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until July 31, 2008, by calling 800-642-1687 for U.S./Canada, or 706-645-9291 for calls outside the U.S./Canada, and entering pass code number 53302283.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.7 million acres of forestland in Arkansas, Idaho, Minnesota and Wisconsin. Through its taxable REIT subsidiary, the company also operates 12 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. The company, which employs approximately 3,600 people, also conducts a real estate sales and development business through its taxable REIT subsidiary. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about future company performance, future earnings and cash flow, future energy costs, the proposed spin-off of our pulp-based businesses, log pricing, direction of markets and harvest volumes. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in exchange rates between the U.S. dollar and other currencies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in worldwide demand for Potlatch’s products; changes in worldwide production and production capacity in the forest products industry; competitive pricing pressures for the company’s products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, energy, and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

Potlatch Corporation and Consolidated Subsidiaries
Statements of Operations and Comprehensive Income
Unaudited (Dollars in thousands - except per-share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues	$415,404	$398,489	$832,801	$768,792
Costs and expenses:
Depreciation, depletion and amortization	16,906	18,734	36,135	37,468
Materials, labor and other operating expenses	346,367	310,219	694,138	630,134
Selling, general and administrative expenses	21,646	20,892	47,377	41,701
Restructuring charge	-	35	-	2,831
	384,919	349,880	777,650	712,134
Earnings from continuing operations before interest and taxes	30,485	48,609	55,151	56,658
Interest expense	(8,643)	(7,340)	(17,174)	(14,891)
Interest income	126	596	454	896
Earnings from continuing operations before taxes	21,968	41,865	38,431	42,663
Income tax provision (benefit)	(291)	6,336	(7,780)	1,314
Earnings from continuing operations	22,259	35,529	46,211	41,349
Discontinued operations:
Loss from discontinued operations (including (losses) gain on disposal of $(916), $55, $(20,016) and $(35,774))	(1,278)	(1,618)	(23,727)	(40,292)
Income tax benefit	(498)	(39)	(9,253)	(3,117)
	(780)	(1,579)	(14,474)	(37,175)
Net earnings	$21,479	$33,950	$31,737	$4,174

Other comprehensive income, net of tax	$733	$1,047	$2,771	$2,734
Comprehensive income	$22,212	$34,997	$34,508	$6,908
Earnings per common share from continuing operations:
Basic	$0.56	$0.91	$1.17	$1.06
Diluted	0.56	0.91	1.17	1.05
Loss per common share from discontinued operations:
Basic	(0.02)	(0.04)	(0.37)	(0.95)
Diluted	(0.02)	(0.04)	(0.37)	(0.95)
Net earnings per common share:
Basic	0.54	0.87	0.81	0.11
Diluted	0.54	0.87	0.80	0.11
Average shares outstanding (in thousands):
Basic	39,459	39,027	39,389	38,989
Diluted	39,696	39,242	39,633	39,232

Certain 2007 amounts have been reclassified to conform to the 2008 presentation.

Potlatch Corporation and Consolidated Subsidiaries
Condensed Balance Sheets
Unaudited (Dollars in thousands - except per-share amounts)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash	$6,607	$9,047
Short-term investments	26,000	22,289
Receivables, net	136,953	114,260
Inventories	151,378	169,396
Prepaid expenses	21,259	18,967
Assets held for sale	3,135	-
Total current assets	345,332	333,959
Land other than timberlands	8,250	8,549
Plant and equipment, at cost less accumulated depreciation	475,284	510,776
Timber, timberlands and related deposits, net	569,798	534,513
Pension assets	115,347	108,435
Other assets	21,063	20,972

	$1,535,074	$1,517,204
Liabilities and Stockholders' Equity
Current liabilities:
Current installments on long-term debt	$410	$209
Current notes payable	129,300	110,300
Accounts payable and accrued liabilities	178,142	174,198
Total current liabilities	307,852	284,707
Long-term debt	320,912	321,301
Liability for pensions and other postretirement employee benefits	262,258	261,956
Other long-term obligations	19,904	18,923
Deferred taxes	46,929	51,981
Stockholders' equity	577,219	578,336

	$1,535,074	$1,517,204

Stockholders' equity per common share	$14.61	$14.73
Working capital	$37,480	$49,252
Current ratio	1.1:1	1.2:1

Potlatch Corporation and Consolidated Subsidiaries
Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Six Months Ended
	June 30,
	2008	2007
Cash Flows From Continuing Operations
Net earnings	$31,737	$4,174
Adjustments to reconcile net earnings to net operating cash flows from continuing operations:
Loss from discontinued operations	2,264	4,192
Loss on disposal of discontinued operations	12,210	32,983
Depreciation, depletion and amortization	36,135	37,468
Proceeds from sales deposited with a like-kind exchange intermediary	(30,011)	(14,829)
Basis of real estate sold	5,793	403
Deferred taxes	(6,823)	(3,495)
Equity-based compensation expense	2,950	2,839
Employee benefit plans	(2,900)	(7,566)
Other	98	385
Working capital changes	(1,707)	16,553
Excess tax benefit from share-based payment arrangements	(2,011)	(2,192)
Income tax benefit related to stock issued in conjunction with stock compensation plans	946	958

Net cash provided by operating activities from continuing operations	48,681	71,873

Cash Flows From Investing
Decrease (increase) in short-term investments	26,299	(9,830)
Additions to plant and properties	(31,889)	(32,855)
Deposits on timberlands	(27,328)	(54,021)
Other, net	970	(173)

Net cash used for investing activities from continuing operations	(31,948)	(96,879)

Cash Flows From Financing
Change in book overdrafts	(3,067)	(3,319)
Increase in notes payable	19,000	-
Issuance of common stock	3,310	3,654
Repayment of long-term debt	(188)	(3,137)
Distributions to common stockholders	(40,252)	(38,244)
Excess tax benefit from share-based payment arrangements	2,011	2,192
Other, net	(2,844)	(1,654)

Net cash used for financing activities from continuing operations	(22,030)	(40,508)

Cash flows from continuing operations	(5,297)	(65,514)
Cash flows of discontinued operations:
Operating cash flows	2,842	1,386
Investing cash flows	15	63,123
Financing cash flows	-	-

Decrease in cash	(2,440)	(1,005)
Cash at beginning of period	9,047	7,759

Cash at end of period	$6,607	$6,754

Certain 2007 amounts have been reclassified to conform to the 2008 presentation.

Highlights
Unaudited (Dollars in thousands - except per-share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Distributions per common share	$0.51	$0.49	$1.02	$0.98

Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Resource	$44,586	$72,438	$105,341	$131,704
Real Estate	15,308	8,563	36,448	8,656
Wood Products
Lumber	66,978	77,697	125,002	152,222
Plywood	13,923	14,080	28,008	27,716
Particleboard	5,293	5,676	9,721	10,592
Other	11,196	10,795	22,752	20,986
	97,390	108,248	185,483	211,516
Pulp and Paperboard
Paperboard	162,491	142,711	313,193	273,487
Pulp	21,856	26,111	47,886	46,235
Other	96	318	394	580
	184,443	169,140	361,473	320,302
Consumer Products	120,916	105,933	241,959	216,185
	462,643	464,322	930,704	888,363
Intersegment revenues	(47,239)	(65,833)	(97,903)	(119,571)

Total consolidated revenues	$415,404	$398,489	$832,801	$768,792

Operating income (loss)
Resource	$12,186	$19,937	$29,406	$33,097
Real Estate	11,330	7,374	27,994	7,007
Wood Products	(227)	6,610	(10,308)	9,427
Pulp and Paperboard	6,212	17,005	17,246	10,976
Consumer Products	6,947	4,092	10,292	8,867
Eliminations	5,416	4,026	6,411	8,973
	41,864	59,044	81,041	78,347
Corporate	(19,896)	(17,179)	(42,610)	(35,684)
Earnings from continuing operations before taxes	$21,968	$41,865	$38,431	$42,663

Certain 2007 amounts have been reclassified to conform to the 2008 presentation.

CONTACT:
Potlatch Corporation
Media
Matt Van Vleet, 509-254-1571
or
Investors
Douglas D. Spedden, 509-835-1549